Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Second Quarter Results

TEANECK, N.J., February 6, 2019 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its second quarter ended December 31, 2018.

Highlights for the December 2018 quarter (compared to the December 2017 quarter)

–	Net sales of $218 million, an increase of $12 million, or 6%

–	Net income of $15 million, an increase of $8 million

–	Diluted EPS of $0.36, an increase of $0.19

–	Adjusted EBITDA of $32 million, a decline of $0.9 million, or 3%

–	Adjusted diluted EPS of $0.41, a decrease of $0.03, or 7%

COMMENTARY

“We are encouraged by the continued progress of our Animal Health business in the face of numerous economic and market challenges,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “Growth in international markets demonstrates the strength of our portfolio and has more than offset domestic sales declines from the ongoing difficult dairy sector and the loss of a vaccine distribution arrangement. Overall, international regions grew despite unfavorable currency and economic conditions in certain countries. Our Mineral Nutrition business showed encouraging progress in the quarter, even though profitability continues to be below last year.”

“We continue to invest operating expense dollars to develop future growth opportunities. At the same time, we have minimized operational spending as much as possible to protect current year profitability,” said Mr. Bendheim.

QUARTERLY RESULTS

Net sales

Net sales of $218.2 million for the three months ended December 31, 2018, increased $12.3 million, or 6%, as compared to the three months ended December 31, 2017. Animal Health, Mineral Nutrition and Performance Products grew $6.7 million, $2.7 million and $2.9 million, respectively.

Animal Health

Net sales of $139.6 million for the three months ended December 31, 2018, increased $6.7 million, or 5%. Net sales of MFAs and other increased $11.0 million, or 13%, driven by continued international volume growth, particularly in the Asia Pacific and Latin America regions. Reduced selling prices in certain countries due to unfavorable exchange rate movements partially offset the international growth. Net sales of domestic MFAs and other declined slightly from the prior year. Net sales of nutritional specialty products declined by $3.2 million, or 10%, due to volume declines from continued negative dairy industry conditions and reduced demand from poultry customers. Net sales of vaccines declined $1.2 million, or 6%, due to turbulent economic conditions in certain international countries and the loss of a domestic distribution arrangement; volume growth in other international markets partially offset the reductions.

Mineral Nutrition

Net sales of $62.3 million for the three months ended December 31, 2018, increased $2.7 million, or 5%. Higher average selling prices, plus increased volumes, were the drivers of the increase. Our selling prices of mineral nutrition products generally move in direct correlation with the underlying commodity costs.

Performance Products

Net sales of $16.3 million for the three months ended December 31, 2018, increased $2.9 million, or 22%, due to volume growth of copper-based and personal care products.

Gross profit

Gross profit of $68.6 million for the three months ended December 31, 2018, increased $1.7 million, or 3%, as compared to the three months ended December 31, 2017. Gross profit decreased to 31.5% of net sales for the three months ended December 31, 2018, as compared to 32.5% for the three months ended December 31, 2017. Gross profit for the three months ended December 31, 2017 included $1.4 million of acquisition-related cost of goods sold.

Animal Health gross profit increased $0.8 million due to volume growth of MFAs and other, mostly offset by volume declines in the nutritional specialty and vaccine categories and increased vaccine manufacturing costs. Mineral Nutrition gross profit decreased $1.5 million, primarily due to unfavorable product mix and constrained pricing in a competitive environment. Performance Products gross profit increased $1.0 million, primarily due to volume growth. Gross profit increased $1.4 million due to acquisition-related cost of goods sold included in the three months ended December 31, 2017.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $42.9 million for the three months ended December 31, 2018, was approximately equal to the three months ended December 31, 2017. SG&A for the three months ended December 31, 2018, included $0.6 million of stock-based compensation and a $1.5 million benefit from the cancellation of a certain business arrangement. SG&A for the three months ended December 31, 2017, included $0.5 million in acquisition-related compensation costs. Excluding the effects of these costs, SG&A increased $1.4 million, or 3%.

Animal Health, Mineral Nutrition and Performance Products SG&A were each little changed from the prior year. Corporate costs increased $1.4 million due to increased business development expenses. The stock-based compensation, cancellation of the business arrangement and acquisition-related compensation costs resulted in a $1.4 million reduction in SG&A.

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Interest expense, net

Interest expense, net of $3.0 million for the three months ended December 31, 2018, was approximately equal to the three months ended December 31, 2017.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended December 31, 2018, amounted to net losses of $2.6 million, as compared to $0.3 million in net gains for the three months ended December 31, 2017. Foreign currency net losses for the three months ended December 31, 2018, were primarily due to the movement of the Turkish and Brazilian currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arose from cash and intercompany balances.

Provision for income taxes

The provision for income taxes was $5.3 million and $14.2 million for the three months ended December 31, 2018 and 2017, respectively. The effective income tax rate was 26.5% and 66.8% for the three months ended December 31, 2018 and 2017, respectively. The provision for income taxes for the three months ended December 31, 2018 included a $0.7 million benefit from an adjustment to the previously recorded mandatory toll charge on deemed repatriation of undistributed earnings of foreign subsidiaries and a $0.1 million benefit from the exercise of employee stock options. The effective income tax rate, without these benefits, would have been 30.5% for the three months ended December 31, 2018, including a $0.3 million provision for the U.S. federal Global Intangible Low-Taxed Income (GILTI) aspects of the comprehensive U.S. income tax legislation. The effective income tax rate reflects the statutory 21% U.S. federal income tax rate.

The effective income tax rate for the three months ended December 31, 2017, would have been 26.2% without the discrete items listed below. This effective rate for the three months ended December 31, 2017, included the benefit of adjusting the year-to-date income tax provision to reflect the statutory 28.1% weighted-average U.S. federal income tax rate. The provision for income taxes for the three months ended December 31, 2017 included the effects of the Tax Act and other discrete items:

•	a $2.5 million provision for the remeasurement of deferred tax assets and liabilities to reflect the reduced U.S. federal income tax rate;

•	a $4.2 million provision to reflect the mandatory toll charge on the deemed repatriation of undistributed earnings of foreign subsidiaries;

•	a $0.5 million provision to eliminate the income taxes remaining in accumulated other comprehensive income (“AOCI”) after all related foreign currency derivatives had matured and were completely cleared from AOCI;

•	a $1.0 million provision for the remeasurement of deferred tax assets to reflect a reduced income tax rate in certain international jurisdictions;

•	a $0.4 million net provision from the exercise of employee stock options, including a $0.5 million provision to adjust the benefit recognized in the three months ended September 30, 2017, to the reduced income tax rate.

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Net income

Net income of $14.8 million for the three months ended December 31, 2018, increased $7.7 million, as compared to net income of $7.0 million for the three months ended December 31, 2017. A $2.9 million increase in foreign currency losses offset a $1.8 million improvement in operating income, resulting in a $1.1 million decrease in income before income taxes. The provision for income taxes decreased by $8.9 million, primarily because the three months ended December 31, 2017, included additional expense from the initial application of the comprehensive U.S. income tax legislation and other discrete items.

Adjusted EBITDA

Adjusted EBITDA of $31.6 million for the three months ended December 31, 2018, decreased $0.9 million or 3%, as compared to the three months ended December 31, 2017. Mineral Nutrition Adjusted EBITDA decreased $1.5 million, or 27%, due to the effect of unfavorable product mix and constrained pricing in a competitive environment. Corporate expenses increased $1.5 million due to increased business development expenses. Performance Products and Animal Health Adjusted EBITDA increased $1.2 million and $0.9 million, respectively, due to sales growth and increased gross profit.

Adjusted provision for income taxes

The adjusted effective income tax rate for the three months ended December 31, 2018, was 29.0%, compared to 27.3% for the three months ended December 31, 2017. The current period rate included the effects of the Global Intangible Low-Tax Income (GILTI) provisions of the new federal income tax act.

Adjusted diluted EPS

Adjusted diluted EPS was $0.41 for the quarter, a decrease of $0.03 as compared to $0.44 last year, primarily due to increased SG&A expenses. The increase in SG&A was primarily due to higher business development expenses and investment in future growth opportunities.

Guidance

We expect that our annual performance will be at the lower end of our annual guidance for major line items, including sales, Adjusted ebitda, and adjusted diluted earnings per share. Headwinds continue to affect us, including African Swine Fever (ASF) outbreaks in China, and ongoing currency, economic and dairy industry challenges.

We are closely monitoring the ASF situation in China; we will have a better sense of its effect by the release of our third quarter financials. We are closely managing operating expenses to protect profitability, while continuing to invest in strategic initiatives.

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WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Thursday, February 7, 2019
Time:	9:00 AM Eastern
Location:	http://investors.pahc.com/events-presentations
U.S. Toll-Free:	+1 (877) 853-5634
International Toll:	+1 (315) 625-6893
Conference ID:	8899375

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as Adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses Adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Six Months
For the Periods Ended December 31	2018	2017	Change		2018	2017	Change
	(in millions, except per share amounts and percentages)

Net sales	$218.2	$205.9	$12.3	6%	$418.4	$399.3	$19.1	5%
Cost of goods sold	149.6	139.0	10.6	8%	283.9	269.0	14.9	6%
Gross profit	68.6	66.9	1.7	3%	134.4	130.3	4.1	3%
Selling, general and administrative	42.9	43.0	(0.0)	(0)%	85.9	84.0	1.9	2%
Operating income	25.7	23.9	1.8	7%	48.6	46.3	2.2	5%
Interest expense, net	3.0	3.1	(0.0)	(1)%	5.8	6.2	(0.4)	(6)%
Foreign currency (gains) losses, net	2.6	(0.3)	2.9	*	(0.0)	0.0	(0.0)	*
Income before income taxes	20.1	21.2	(1.1)	(5)%	42.8	40.2	2.6	7%
Provision (benefit) for income taxes	5.3	14.2	(8.9)	(62)%	11.7	17.2	(5.5)	(32)%
Net income	$14.7	$7.0	$7.7	110%	$31.1	$22.9	$8.1	35%

Net income per share
basic	$0.37	$0.17	$0.20		$0.77	$0.57	$0.20
diluted	$0.36	$0.17	$0.19		$0.77	$0.57	$0.20

Weighted average common shares outstanding
basic	40.4	40.2			40.4	40.1
diluted	40.5	40.4			40.5	40.3

Ratio to net sales
Gross profit	31.5%	32.5%			32.1%	32.6%
Selling, general and administrative	19.7%	20.9%			20.5%	21.0%
Operating income	11.8%	11.6%			11.6%	11.6%
Income before income taxes	9.2%	10.3%			10.2%	10.1%
Net income	6.8%	3.4%			7.4%	5.7%
Effective tax rate	26.5%	66.8%			27.4%	42.9%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Six Months
For the Periods Ended December 31	2018	2017	Change		2018	2017	Change
	(in millions, except percentages)

Net Sales
MFAs and other	$93.1	$82.0	$11.0	13%	$180.1	$161.6	$18.4	11%
Nutritional specialties	29.5	32.6	(3.2)	(10)%	56.4	63.4	(7.0)	(11)%
Vaccines	17.0	18.2	(1.2)	(6)%	34.3	36.7	(2.4)	(7)%
Animal Health	139.6	132.8	6.7	5%	270.8	261.7	9.1	3%
Mineral Nutrition	62.3	59.6	2.7	5%	117.2	111.7	5.5	5%
Performance Products	16.3	13.4	2.9	22%	30.5	25.9	4.6	18%
Total	$218.2	$205.9	$12.3	6%	$418.4	$399.3	$19.1	5%

Adjusted EBITDA
Animal Health	$35.9	$35.0	$0.9	3%	$71.6	$68.8	$2.9	4%
Mineral Nutrition	4.1	5.6	(1.5)	(27)%	6.6	9.3	(2.7)	(29)%
Performance Products	1.5	0.3	1.3	*	2.2	0.5	1.7	*
Corporate	(9.9)	(8.4)	(1.5)	*	(18.8)	(16.0)	(2.8)	*
Total	$31.6	$32.5	$(0.9)	(3)%	$61.7	$62.6	$(0.9)	(1)%

Ratio to segment net sales
Animal Health	25.7%	26.4%			26.5%	26.3%
Mineral Nutrition	6.6%	9.4%			5.7%	8.4%
Performance Products	9.3%	2.0%			7.3%	2.0%
Corporate (1)	(4.5)%	(4.1)%			(4.5)%	(4.0)%
Total (1)	14.5%	15.8%			14.8%	15.7%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$14.7	$7.0	$7.7	110%	$31.1	$22.9	$8.1	35%
Interest expense, net	3.0	3.1	(0.0)	(1)%	5.8	6.2	(0.4)	(6)%
Provision (benefit) for income taxes	5.3	14.2	(8.9)	(62)%	11.7	17.2	(5.5)	(32)%
Depreciation and amortization	6.8	6.6	0.2	3%	13.5	13.3	0.3	2%
EBITDA	29.9	30.9	(1.0)	(3)%	62.1	59.6	2.5	4%
Acquisition-related cost of goods sold	-	1.4	(1.4)	*	-	1.7	(1.7)	*
Acquisition-related accrued compensation	-	0.5	(0.5)	*	-	0.9	(0.9)	*
Acquisition-related transaction costs	-	-	-	*	-	0.4	(0.4)	*
Other, net (1)	(1.5)	-	(1.5)	*	(1.5)	-	(1.5)	*
Stock-based compensation	0.6	-	0.6	*	1.1	-	1.1	*
Foreign currency (gains) losses, net	2.6	(0.3)	2.9	*	(0.0)	0.0	(0.0)	*
Adjusted EBITDA	$31.6	$32.5	$(0.9)	(3)%	$61.7	$62.6	$(0.9)	(1)%

(1) Other, net relates to the cancellation of a certain business arrangement

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Six Months
For the Periods Ended December 31	2018	2017	Change		2018	2017	Change
	(in millions, except per share amounts and percentages)

Adjusted cost of goods sold	$148.3	$136.3	$12.0	9%	$281.3	$264.8	$16.5	6%
Adjusted gross profit	70.0	69.6	0.3	0%	137.1	134.5	2.6	2%
Adjusted selling, general and administrative	43.7	42.4	1.3	3%	85.9	82.3	3.6	4%
Adjusted interest expense, net	3.0	2.8	0.2	6%	5.8	5.7	0.1	2%
Adjusted income before income taxes	23.3	24.4	(1.1)	(5)%	45.4	46.5	(1.1)	(2)%
Adjusted provision for income taxes	6.8	6.7	0.1	1%	12.9	13.4	(0.5)	(4)%
Adjusted net income	$16.5	$17.8	$(1.3)	(7)%	$32.5	$33.1	$(0.6)	(2)%

Adjusted net income per share diluted	$0.41	$0.44	($0.03)	(7%)	$0.80	$0.82	($0.02)	(2)%

Weighted average common shares outstanding diluted	40.5	40.4			40.5	40.3

Ratio to net sales
Adjusted gross profit	32.1%	33.8%			32.8%	33.7%
Adjusted selling, general and administrative	20.0%	20.6%			20.5%	20.6%
Adjusted income before income taxes	10.7%	11.9%			10.9%	11.6%
Adjusted net income	7.6%	8.7%			7.8%	8.3%
Adjusted effective tax rate	29.0%	27.3%			28.5%	28.9%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$14.7	$7.0	$7.7	110%	$31.1	$22.9	$8.1	35%
Acquisition-related cost of goods sold	-	1.4	(1.4)	*	-	1.7	(1.7)	*
Acquisition-related intangible amortization(1)	1.3	1.3	0.0	3%	2.6	2.5	0.1	5%
Acquisition-related intangible amortization(2)	0.2	0.1	0.1	63%	0.4	0.3	0.0	14%
Acquisition-related accrued compensation(2)	-	0.5	(0.5)	*	-	0.9	(0.9)	*
Acquisition-related transaction costs(2)	-	-	-	*	-	0.4	(0.4)	*
Other, net(2) (5)	(1.5)	-	(1.5)	*	(1.5)	-	(1.5)	*
Stock-based compensation (2)	0.6	-	0.6	*	1.1	-	1.1	*
Acquisition-related accrued interest	(0.0)	0.2	(0.2)	*	-	0.5	(0.5)	*
Foreign currency (gains) losses, net(3)	2.6	(0.3)	2.9	*	(0.0)	0.0	(0.0)	*
Provision (benefit) for income taxes(4)	(1.4)	7.5	(8.9)	*	(1.2)	3.8	(5.0)	*
Adjusted net income	$16.5	$17.8	$(1.2)	(7)%	$32.5	$33.1	$(0.6)	(2)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)Included in cost of goods sold

(2)Included in selling, general and administrative

(3)Primarily related to intercompany balances

(4)Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

(5)Relates to the cancellation of a certain business arrangement

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Six Months
For the Periods Ended December 31	2018	2017	Change	2018	2017	Change
	(in millions)

EBITDA	$29.9	$30.9	$(1.0)	$62.1	$59.6	$2.5
Adjustments
Stock-based compensation	0.6	-	0.6	1.1	-	1.1
Acquisition-related cost of goods sold	-	1.4	(1.4)	-	1.7	(1.7)
Acquisition-related accrued compensation	-	0.5	(0.5)	-	0.9	(0.9)
Acquisition-related transaction costs	-	-	-	-	0.4	(0.4)
Other, net (1)	(1.5)	-	(1.5)	(1.5)	-	(1.5)
Foreign currency (gains) losses, net	2.6	(0.3)	2.9	(0.0)	0.0	(0.0)
Interest paid	(3.1)	(2.9)	(0.2)	(5.9)	(5.6)	(0.3)
Income taxes paid	(4.7)	(5.7)	1.0	(10.5)	(9.7)	(0.8)
Changes in operating assets and liabilities and other items	(8.4)	8.4	(16.8)	(28.7)	(9.8)	(18.9)
Cash used for acquisition-related transaction costs	-	-	-	-	(0.4)	0.4
Net cash provided (used) by operating activities	$15.3	$32.3	$(17.0)	$16.6	$37.1	$(20.5)

Short-term investments, net	$1.0	$(27.0)	$28.0	$1.0	$(27.0)	$28.0
Capital expenditures	(6.1)	(3.9)	(2.2)	(12.1)	(8.9)	(3.3)
Business acquisitions	-	(3.4)	3.4	(9.8)	(15.0)	5.2
Other investing, net	0.3	(0.4)	0.7	0.0	(0.7)	0.7
Net cash provided (used) by investing activities	$(4.8)	$(34.7)	$30.0	$(20.9)	$(51.6)	$30.6

Net cash flow before financing activities	$10.6	$(2.4)	$13.0	$(4.3)	$(14.5)	$10.2

(1) Other, net relates to the cancellation of a certain business arrangement

Amounts and percentages may reflect rounding adjustments

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About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
+1-201-329-7300
or
investor.relations@pahc.com

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